Exhibit 10.1

Salaries and Bonuses of Named Executive Officers

The following table sets forth for each person identified as a Named Executive Officer in the Company’s Proxy Statement for its 2005 Annual Meeting of Stockholders the discretionary bonuses for 2004 and annual salaries effective January 1, 2005 approved by the Compensation Committee of the Board of Directors in December 2004 and January 2005:

Name of Executive Officer	Bonus for 2004	Salary for 2005

Leonard P. Shaykin*	$140,000	$370,000
Martin Batt	$120,000	$270,000
Patricia A. Pilia*	$60,000	$235,000
Gordon Link*	$100,000	$240,000
Anne L. Bailey	$100,000	$205,000
Kai P. Larson*	$75,000	$220,000

*                                         Messrs. Shaykin, Link and Larson and Dr. Pilia are each party to an employment agreement with the Company for which the most recent bonus and current base salary of such party determines the amount to be paid by the Company to that party following a change of control of the Company upon termination of employment by the Company without cause or resignation by the employee with good reason.